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                                                                    EXHIBIT 2.07

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2000 (the "Agreement"), is entered into by and among One Web Place, Inc., a California corporation ("OWP"), DoveBid, Inc., a Delaware corporation, its affiliates, subsidiaries and assigns ("DoveBid"), OWP Acquisition Corp., a Delaware corporation ("Sub"), and Rick Boarman, an individual (the "Principal Shareholder").

     WHEREAS, the Board of Directors of DoveBid and the Board of Directors of OWP each have determined that the acquisition of OWP by DoveBid is in the best interests of their respective companies and shareholders, have approved the Merger and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties intend that, subject to the terms and conditions of this Agreement, Sub will merge with and into OWP in a reverse triangular merger (the "Merger"), with OWP to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and an Agreement of Merger substantially in the form of Exhibit A (the "Agreement of Merger") and
                                    ---------
the applicable provisions of the laws of the States of Delaware and California. Upon the effectiveness of the Merger, all the outstanding capital stock of OWP will be converted into Common Stock, $0.001 par value per share, of DoveBid ("DoveBid Common Stock"), and DoveBid will assume all outstanding options to purchase shares of capital stock of OWP, as provided in this Agreement and the Agreement of Merger; and

     WHEREAS, each of these events will be subject to and carried out pursuant to the terms and conditions of this Agreement, including the Delaware Agreement of Merger (as defined below), the California Agreement of Merger (as defined below) and the applicable provisions of the laws of the States of Delaware and California; and

     WHEREAS, the Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1  The Merger

          1.1.1 After satisfaction or, to the extent permitted hereunder, waiver of all the conditions set forth in Articles V and VI, OWP shall file a certificate of merger (the "Delaware Agreement of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger, and OWP shall file a certificate of merger (the "California Agreement of Merger") with the Secretary of State

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of the State of California and make all other filings or recordings required by
California law in connection with the Merger. The Merger shall become effective at the time such filings are made or at such other time as is specified in the California Agreement of Merger (the "Effective Time").

          1.1.2 At the Effective Time, Sub shall be merged with and into OWP in accordance with Section 252 of the Delaware General Corporation Law and Section 1107 of the California General Corporation Law, whereupon the separate existence of Sub shall cease and OWP shall continue as the surviving corporation (the "Surviving Corporation").

     1.2  Conversion of Shares. Each share of OWP Common Stock, no par value
          --------------------
("OWP Common Stock"), and each share of OWP Series A Preferred Stock, no par value ("OWP Preferred Stock", and together with the OWP Common Stock, the "OWP Stock") issued and outstanding immediately prior to the filing of the Agreement of Merger with the Secretaries of State of the States of Delaware and California (the "Effective Time"), other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive 0.0975185 (the "Applicable Fraction") of a fully paid and nonassessable share of DoveBid Common Stock.

     1.3  OWP Options. At the Effective Time, each holder of an outstanding
          -----------
option (collectively, the "OWP Options") to purchase OWP Common Stock granted under OWP's 1999 Stock Option Plan, as amended (the "OWP Plan") shall be entitled, in accordance with the terms of such option, to purchase after the Effective Time that number of shares of DoveBid Common Stock, determined by multiplying the number of shares of OWP Common Stock subject to such OWP Option at the Effective Time by the Applicable Fraction, and the exercise price per share for each such Option will equal the exercise price of the OWP Option immediately prior to the Effective Time divided by the Applicable Fraction. If the foregoing calculation results in an assumed option being exercisable for a fraction of a share, then the number of shares of DoveBid Common Stock subject to such option will be rounded down to the nearest whole number with no cash being payable for such fractional share. DoveBid shall assume all obligations under the OWP Plan in respect of the OWP Options and the term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms of the OWP Options will otherwise be unchanged. Continuous employment with OWP will be credited to an optionee for purposes of determining the number of shares subject to exercise after the Effective Time.

     1.4  No Fractional Shares. No fractional share of DoveBid Common Stock
          --------------------
shall be issued in the Merger. Any fractional share otherwise issuable shall be rounded down to the nearest whole share of DoveBid Common Stock.

     1.5  Shareholder Representative.  Upon approval of the Merger by OWP's
          --------------------------
shareholders (each, an "OWP Shareholder" and collectively, the "OWP Shareholders"), the OWP Shareholders shall, without any further act of any OWP Shareholder, be deemed to have consented to and approved (i) the appointment of Rick Boarman as the representative of the OWP Shareholders (the "Representative") under this Agreement and as the attorney-in-fact and agent for and on behalf of each OWP Shareholder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required

                                       2

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or permitted to be taken by him under this Agreement (including, without limitation, the exercise of the power to: agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; resolve any claim made pursuant to Section 8.2; and take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (ii) to all of the other terms, conditions and limitations in this Agreement.

     1.6  Purchase Accounting. The parties intend that the Merger be treated as
          -------------------
a purchase for accounting purposes.

     1.7  Tax Free Reorganization. The parties intend to adopt this Agreement
          -----------------------
as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368 of the Code. The parties believe that the value of the DoveBid Common Stock to be received in the Merger is equal, in each instance, to the value of the OWP Stock to be surrendered in exchange therefor. The DoveBid Common Stock issued in the Merger will be issued solely in exchange for the OWP Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the OWP Stock. Except for cash paid in lieu of fractional shares or for Dissenting Shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by DoveBid for the OWP Stock in the Merger. The parties shall not take a position on any tax returns inconsistent with this Section 1.7. In addition, DoveBid represents now, and as of the Closing Date, that it presently intends to continue OWP's historic business or use a significant portion of OWP's business assets in a business. The provisions and representations contained or referred to in this Section 1.7 shall survive until the expiration of the applicable statute of limitations.

     1.8  The Closing. Subject to termination of this Agreement as provided in
          -----------
Article VII below, the Closing will take place at the offices of DoveBid at 1241 East Hillsdale Blvd., Foster City, CA 94404 at 10:00 a.m., Pacific Standard Time on March 27, 2000 or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as OWP and DoveBid may mutually select (the "Closing Date"). Concurrently with the Closing, the Agreement of Merger will be filed in the offices of the California and Delaware Secretaries of State.

     1.9  Exchange of Stock Certificates. As of the Effective Time, all shares
          ------------------------------
of OWP Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from DoveBid the shares of DoveBid Common Stock determined as set forth in Section 1.2.

                                  ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF OWP AND THE PRINCIPAL SHAREHOLDER

     Except as specifically set forth in the disclosure letter provided by OWP to DoveBid simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "OWP Disclosure Schedule" or "Disclosure Schedule"), the parts of which are numbered to

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correspond to the Section numbers of this Agreement, OWP and the Principal
Shareholder represent and warrant to DoveBid as follows.

     2.1  Organization and Good Standing. OWP is a corporation duly organized,
          ------------------------------
validly existing and in good standing under the laws of the State of California, has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to conduct business in each jurisdiction in which it is required to do so.

     2.2  Power, Authorization and Validity.
          ---------------------------------

          2.2.1 Each of OWP and the Principal Shareholder has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which OWP and the Principal Shareholder is or will be a party that are required to be executed pursuant to this Agreement (the "OWP Ancillary Agreements"). The execution, delivery and performance of this Agreement and the OWP Ancillary Agreements have been duly and validly approved and authorized by OWP's Board of Directors and have been unanimously approved by the holders of all outstanding shares of OWP Stock.

          2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable OWP to enter into, and to perform its obligations under, this Agreement and the OWP Ancillary Agreements, except for
(a) the filing of the Agreement of Merger with the California and Delaware Secretaries of State and the filing of appropriate documents with the relevant authorities of other states in which OWP is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.

          2.2.3 This Agreement and the OWP Ancillary Agreements are, or when executed by OWP and the Principal Shareholder will be, valid and binding obligations of OWP and the Principal Shareholder enforceable against OWP and the Principal Shareholder in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the California and Delaware Secretaries of State.

     2.3  Capitalization.  The authorized capital stock of OWP consists of
          --------------
12,000,000 shares of Common Stock, no par value, of which 5,406,885 shares are issued and outstanding, and 4,000,000 shares of Preferred Stock, no par value, 1,291,650 of which have been designated Series A Preferred Stock and 1,291,649 shares of Series A Preferred Stock are issued and outstanding and no other shares of preferred stock are issued or outstanding. An aggregate of 3,000,000 shares of OWP Common Stock are reserved and authorized for issuance pursuant to the OWP Plan, of which options to purchase a total of 1,847,037 shares of OWP Common Stock are outstanding. All issued and outstanding shares of OWP Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by OWP in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of such shares of OWP Stock and the number of shares of

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

OWP Stock held by each, and a list of all holders of options to purchase OWP stock, including the number of shares covered by stock options, the exercise price, vesting period and status as an incentive stock option, is set forth in
Section 2.3 to the OWP Disclosure Schedule. Each option listed on Section 2.3 to the OWP Disclosure Schedule will, as a result of the consummation of the Merger, continue to be an option exercisable on the same terms as set forth in said section, as adjusted for the right to purchase shares of DoveBid Common Stock as provided in Section 1.3. There are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any equity interest in OWP or any securities convertible into or exchangeable for equity interests of OWP or obligating OWP to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, except for those options listed in
Section 2.3 of the Disclosure Schedule. Except as set forth in Section 2.3 of the Disclosure Schedule, there is no voting agreement, right of first refusal or other restriction (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of OWP's outstanding securities. OWP is not under any obligation to register under the Securities Act of 1933, as amended (the "Securities Act") any of its presently outstanding securities or any securities that may be subsequently issued. Each OWP Shareholder owns in the aggregate (including shares of OWP Stock held both beneficially and of record and other equity instruments held either beneficially or of record) the number of shares of OWP Stock set forth in Section 2.3 of the OWP Disclosure Schedule, and does not directly or indirectly own, either beneficially or of record, any other equity of OWP. All shares of OWP Stock held by such OWP Shareholder are, and at all times until and through the Closing will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances.

     2.4  Subsidiaries.  OWP does not have any subsidiaries or any interest,
          ------------
direct or indirect, in any corporation, partnership, joint venture or other business entity.

     2.5  No Conflict. Neither the execution and delivery of this Agreement nor
          -----------
any OWP Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of OWP's Articles of Incorporation or Bylaws or other governance document, as currently in effect, (b) any instrument or contract to which OWP or any OWP Shareholder is a party or by which OWP or any OWP Shareholder is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to OWP or any OWP Shareholder or their respective assets or properties. The consummation of the Merger does not and will not require the consent of any third party other than as specifically provided for in this Agreement.

     2.6  Litigation.  There is no action, proceeding, claim or investigation
          ----------
pending against OWP before any court or administrative agency, nor has any such action, proceeding, claim or investigation been, to OWP's knowledge, threatened. There is no reasonable basis for any shareholder or former shareholder of OWP, or any other person, firm, corporation, or entity, to assert a claim against OWP, or any OWP Shareholder or DoveBid based upon: (a) ownership or rights to ownership of any shares of OWP Stock or other ownership interest in OWP, (b) any rights as a shareholder of OWP, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among OWP and its shareholders.

     2.7  Taxes.
          -----

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          (a)  Definition of Taxes.  For the purposes of this Agreement, "Tax"
               -------------------                                        ---
or, collectively, "Taxes", means any and all federal, state, local and foreign
                   -----
taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.  Except as set forth in Section 2.7 of
               ----------------------
the Disclosure Schedule:

               (i) OWP has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to OWP or
  -------
its operations and such Returns are true and correct and have been completed in accordance with applicable law.

               (ii) OWP: (A) has paid or accrued all Taxes it is required to pay or accrue and (B) has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) OWP has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against OWP, nor has OWP executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of OWP is presently in progress, nor has OWP been notified of any request for such an audit or other examination.

               (v) OWP has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in OWP Financials Statements (as defined below), whether asserted or unasserted, contingent or otherwise, and OWP has not incurred any liability for Taxes since February 29, 2000 other than in the ordinary course of business consistent with past practice.

               (vi) OWP has provided to DoveBid copies of all federal and state income and all state sales and use Returns for all periods since the date of OWP's incorporation.

               (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of OWP relating to or attributable to Taxes, other than
 -----
Liens for Taxes not yet due and payable as of such time.

               (viii) There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of OWP.

               (ix) None of OWP's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                                       6





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               (x)    There is no contract, agreement, plan or arrangement to
which OWP is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of OWP that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162(m) of the Code.

               (xi) OWP has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by OWP.

               (xii) OWP is not a party to a tax sharing or allocation agreement nor does OWP owe any amount under any such agreement. OWP has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated income tax return.

               (xiii) OWP is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xiv) No adjustment or deficiency relating to any Return filed or required to be filed by OWP has been proposed formally or informally by any tax authority to OWP or any representative thereof.

               (xv) OWP utilizes the cash method of accounting for U.S. federal income tax purposes.

               (xvi) OWP has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. No Company stock has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

     2.8  OWP Financial Statements.  Section 2.8 to the OWP Disclosure Schedule
          ------------------------
sets forth: (a) OWP's unaudited consolidated balance sheet as of February 29, 2000 (the "Balance Sheet") and (b) OWP's unaudited consolidated income statement and statement of cash flows for the two months ended February 29, 2000 (collectively, with the Balance Sheet, the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of OWP,
(b) fairly present the financial condition of OWP at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with OWP's prior accounting practices. OWP has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that individually or in the aggregate have not resulted in or are reasonably likely to result in a material adverse effect on the business, operations or financial condition of OWP.

     2.9  Title to Assets and Properties.  OWP has good and marketable title to
          ------------------------------
all of its tangible assets as shown on the Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such assets is in good condition and repair, normal wear and tear excepted, and all

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leases of real or personal property to which OWP is a party are fully effective and afford OWP peaceful and undisturbed possession of the subject matter of the lease. To the actual knowledge of OWP, OWP is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, or has received any notice of violation with which it has not complied.

     2.10  Absence of Certain Changes.  Since the date of the Balance Sheet,
           --------------------------
there has not been with respect to OWP:

          (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

          (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

          (c) any mortgage, encumbrance or lien placed on any of the properties thereof;

          (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business in individual amounts less than $10,000;

          (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business in individual amounts less than $10,000;

          (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;
          (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the equity interests thereof;

          (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, directors, employees or agents, or any bonus payment or arrangement made to or with any of such officers, directors, employees or agents;

          (i) any change with respect to the management, supervisory or other key personnel thereof;

          (j) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter; or

          (k) any obligation or liability incurred thereby to any of its officers, employees, directors or shareholders or any loans or advances made thereby to any of its officers, employees, directors or shareholders except normal compensation and expense allowances payable to officers and employees.

     2.11  Contracts and Commitments.  Except as set forth in Section 2.11 to
           -------------------------
the OWP Disclosure Schedule, OWP has no contract, obligation or commitment which involves a potential commitment in excess of $10,000 or any equity interest redemption or purchase agreement, financing agreement, license, lease or franchise. A true and complete copy of each agreement or document listed in
Section 2.11 to the OWP Disclosure Schedule has been delivered to DoveBid. OWP is not in default under any contract, obligation or commitment listed in Section
2.11 to the OWP Disclosure Schedule or otherwise. OWP does not have any liability for renegotiation of government contracts or subcontracts, if any.

     2.12  Intellectual Property.
           ---------------------

          (a)  Definitions. For all purposes of this Agreement, the following
               -----------
terms shall have the following respective meanings:

               (i)   "Technology" shall mean any or all of the following: (A)
                      ----------
works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (B) inventions (whether or not patentable), improvements and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) logos, trade names, trade dress, trademarks and service marks; (F) World Wide Web addresses, domain names and sites; (G) tools, methods and processes; and (H) all instantiations of the foregoing in any form and embodied in any media.

               (ii)  "Intellectual Property Rights" shall mean any or all of
                      ----------------------------
the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (G) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

               (iii) "OWP Intellectual Property" shall mean any Technology and
                      -------------------------
Intellectual Property Rights including OWP Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by or exclusively licensed to OWP.

               (iv)  "Registered Intellectual Property Rights" shall mean all
                      ---------------------------------------
United States, international and foreign: (A) Patents, including applications therefor; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyrights registrations and applications to register Copyrights; (D) Mask Work registrations and applications to register Mask Works; and (E) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

          (b) Section 2.12(b) to the OWP Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by OWP (the "OWP Registered Intellectual Property Rights") and lists any proceedings or actions known to OWP before any court, tribunal (including the United States Patent and Trademark Office (the "PTO")) or equivalent authority anywhere in the world related to any of OWP Registered Intellectual Property Rights or OWP Intellectual Property.

          (c) There are no facts or circumstances that would render any of OWP's Intellectual Property Rights invalid or unenforceable. Without limiting the foregoing, there are no materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of OWP Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any OWP Registered Intellectual Property Right, and OWP has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any OWP Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any OWP Registered Intellectual Property Right.

          (d) Each of OWP's Intellectual Property of is free and clear of any Liens except for non-exclusive licenses granted to end-user customers in the ordinary course of business. OWP is the exclusive owner or exclusive licensee of all OWP Intellectual Property. Without limiting the foregoing: (i) OWP is the exclusive owner of all Trademarks used by it in connection with the operation or conduct of the business of OWP, including the sale, licensing, distribution or provision of any products or services by OWP; (ii) OWP owns exclusively, and has good title to, all Copyrighted Works that are products of OWP or which OWP otherwise purports to own and (iii) to the extent that any Patents would otherwise be infringed by any product or services of OWP, such Patents constitute OWP's Intellectual Property Rights.

          (e) All OWP Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or DoveBid without restriction and without payment of any kind to any third party.

          (f) With the exception of "shrink-wrap" or similar widely available commercially available end-user business software, Section 2.12(f) to the OWP Disclosure Schedule describes all OWP Technology that has been developed or created by any third party for OWP in connection with the use or development of OWP products or services and identifies the related agreements. In connection with all OWP Technology required to be so scheduled, OWP either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license to all such third party's Intellectual Property Rights in such Technology that is sufficient for the conduct of OWP's business as currently conducted and as proposed to be conducted. OWP is not in breach of nor has OWP failed to perform under, any of the foregoing contracts, licenses or agreements (except for such breaches or failures to perform which are curable or waivable without cost or expense) and, to OWP's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. With respect to widely available commercially available end-user business software, all of such software use by OWP is pursuant to valid licenses, and there is no unauthorized use of third-party software by OWP or its employees in the course of their employment responsibilities.

          (g) All employees of OWP and consultants or other third parties engaged by OWP for the purpose of developing OWP Intellectual Property have entered into a valid and binding written agreement with OWP sufficient to vest title in OWP of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with OWP.

          (h) OWP has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 2.12(h) to the OWP Disclosure Schedule, and all current and former employees, consultants and contractors of OWP have executed such an agreement.

          (i) Except as set forth on Section 2.12(i) to the OWP Disclosure Schedule, no person who has licensed Technology or Intellectual Property Rights to OWP has ownership rights or license rights to improvements made by OWP in such Technology or Intellectual Property Rights.

          (j) OWP has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was OWP Intellectual Property, to any other person.

          (k) Section 2.12(k) to the OWP Disclosure Schedule lists all material contracts, licenses and agreements between OWP and any other person wherein or whereby OWP has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by OWP or such other person of the Intellectual Property Rights of any person other than OWP.

          (l) There are no contracts, licenses or agreements between OWP and any other person with respect to OWP Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by OWP thereunder.

          (m) The operation of the business of OWP as it currently is conducted by OWP, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of OWP does not and will not when conducted by DoveBid and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and OWP has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of OWP infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does OWP have knowledge of any basis therefor).

          (n) To the best of OWP's knowledge, no person is infringing or misappropriating any OWP Intellectual Property Right.

          (o) No OWP Intellectual Property Right or service of OWP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by OWP or may affect the validity, use or enforceability of such OWP Intellectual Property Rights.

          (p) To the best of OWP's knowledge, no (i) product, technology, service or publication of OWP, (ii) material published or distributed by OWP or
(iii) conduct or statement of OWP constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

          (q) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to DoveBid or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which OWP is a party, will result in (i) either DoveBid's or the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the DoveBid's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or (iii) either the DoveBid's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by OWP, DoveBid or Surviving Corporation, respectively, prior to the Closing.

          (r) All of OWP's products (including products currently under development): (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"); and (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of OWP's mission critical Information Technology (as defined below) has been tested by OWP or certified by a third party to be Year 2000 Compliant, meaning that it will not cause an interruption in the ongoing operations of OWP's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned by OWP in the conduct of its business.

          (s) All information contained in that certain Intellectual Property Questionnaire and Certificate dated as of March 20, 2000 is true and complete as of the date of this Agreement and as of the Effective Time.

     2.13  Compliance with Laws.  OWP has complied and is or will be at the
           --------------------
Closing in full compliance with all material applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof, including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. OWP has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations pending or threatened, that, could be expected to be enacted or determined adversely to OWP.

     2.14  Certain Transactions and Agreements.  None of the officers,
           -----------------------------------
directors, shareholders or employees of OWP, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with OWP (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers, directors, shareholders or employees, or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with OWP, except for normal compensation for services as an officer, director or employee thereof. Except as set forth in
Schedule 2.14 of the Disclosure Schedule, none of said officers, directors, shareholders or employees or any member of their immediate families has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of OWP, except for the normal rights of a holder of a equity interest.

     2.15  Employees, ERISA and Other Compliance.
           -------------------------------------

               2.15.1 OWP does not have any employment contract or consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All officers, directors, employees and consultants of OWP having access to proprietary information have executed and delivered to OWP an agreement regarding the protection of such proprietary information and the assignment of inventions to OWP; true and complete copies of the form of all such agreements have been delivered to DoveBid's counsel.

               2.15.2 OWP (i) has not ever been nor is now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has no current labor disputes. OWP has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

               2.15.3  OWP has no (i) "employee benefit plan," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) any other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between OWP and any employee of OWP, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by OWP under which OWP or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "OWP Employee Plans"). For purposes of this Section 2.8, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or
(C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes OWP.

               2.15.4 Section 2.15.4 to the OWP Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses and all forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a OWP Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by OWP and (C) covers any employee or former employee of OWP. Such contracts, plans and arrangements as are described in this Section 2.15.6 are herein referred to collectively as the "OWP Benefit Arrangements." Each OWP Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such OWP Benefit Arrangement. OWP has delivered to DoveBid or its counsel a complete and correct copy or description of each OWP Benefit Arrangement.

               2.15.5 There has been no amendment to, written interpretation or announcement (whether or not written) by OWP relating to, or change in employee participation or coverage under, any OWP Employee Plan or OWP Benefit Arrangement that would increase the expense of maintaining such OWP Employee Plan or OWP Benefit Arrangement above the level of the expense incurred in respect thereof since the date of the Balance Sheet.

               2.15.6 OWP has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of OWP.

               2.15.7 No benefit payable or which may become payable by OWP pursuant to any OWP Employee Plan or any OWP Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

               2.15.8 OWP is in compliance with all material applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

               2.15.9 No employee of OWP is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject OWP to any liability.

               2.15.10 A list of all employees, officers, directors and consultants of OWP and their current compensation is set forth on Section
2.15.10 to the OWP Disclosure Schedule.

               2.15.11 OWP is not a party to any (a) agreement with any officer, director, shareholder or other employee thereof (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving OWP in the nature of any of the transactions contemplated by this Agreement and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Agreement of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Agreement of Merger.

     2.16  Company Documents.  OWP has made available to DoveBid for
           -----------------
examination true and complete copies of all documents and information listed in the OWP Disclosure Schedule or other Exhibits called for by this Agreement which has been requested by DoveBid's legal counsel, including, without limitation, the following: (a) copies of OWP's Articles of Incorporation, Bylaws and other governance documents as currently in effect; (b) all records of all proceedings, consents, actions, and meetings of the OWP Shareholders, the board of directors and any committees thereof; (c) its journal reflecting all equity issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to OWP, or any securities of OWP, and all applications for such permits, orders, and consents.

     2.17  No Brokers.  OWP is not obligated for the payment of fees or
           ----------
expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

     2.18  Certain Material Agreements.  OWP is not a party or subject to any
           ---------------------------
oral or written contracts, agreements or other understanding or arrangement, including, but not limited to any:

          (a) Contract, agreement or other understanding or arrangement providing for payments by or to OWP in an aggregate amount of $10,000 or more;

          (b) Contract, agreement or other understanding or arrangement as licensor or licensee (except for standard non-exclusive hardware and software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to DoveBid's counsel);

          (c) Contract, agreement or other understanding or arrangement for the lease of real or personal property;

          (d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

          (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business and for no more than $10,000 in amount, and except as disclosed in the Financial Statements; or

          (f) Contract, agreement or other understanding or arrangement containing covenants purporting to limit OWP's freedom to compete in any line of business in any geographic area.

All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in the OWP Disclosure Schedule identified to this Section
2.18 are valid and in full force and effect. OWP is not, nor, to the knowledge of OWP, is any other party thereto, in breach or default under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment.

     2.19  Books and Records.
           -----------------

          2.19.1 The books, records and accounts of OWP (a) are in true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of OWP, and (d) accurately and fairly reflect the basis for the Financial Statements.

          2.19.2 OWP has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization and
(b) transactions are recorded as necessary to maintain accountability for assets.

     2.20  Insurance.  OWP maintain and at all times during the prior three
           ---------
years have maintained fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

     2.21  Truth and Completeness of Disclosure.  Neither the OWP Disclosure
           ------------------------------------
Schedule, this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by OWP to DoveBid pursuant to this Agreement, taken together, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF DOVEBID

     Except as specifically set forth in the disclosure letter provided by DoveBid to OWP simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "DoveBid Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, DoveBid hereby represents and warrants to OWP and the OWP Shareholders as follows:

     3.1  Organization and Good Standing.  DoveBid is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.2  Power, Authorization and Validity.
          ---------------------------------

          3.2.1 DoveBid has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which DoveBid is or will be a party that are required to be executed pursuant to this Agreement (the "DoveBid Ancillary Agreements"). The execution, delivery and performance of this Agreement and the DoveBid Ancillary Agreements have been duly and validly approved and authorized by DoveBid's Board of Directors.

          3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable DoveBid to enter into, and to perform its obligations under, this Agreement and the DoveBid Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the California and Delaware Secretaries of State and the filing of appropriate documents with the relevant authorities of other states in which DoveBid is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.

          3.2.3 This Agreement and the DoveBid Ancillary Agreements are, or when executed by DoveBid will be, valid and binding obligations of DoveBid enforceable against DoveBid in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the certificates of merger will not be effective until filed with the California and Delaware Secretaries of State.

     3.3  No Conflict.  Neither the execution and delivery of this Agreement
          -----------
nor any DoveBid Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of DoveBid, as currently in effect, (b) any instrument or contract to which DoveBid is a party or by which DoveBid is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to DoveBid or its assets or properties.

     3.4  Stock.  The DoveBid Common Stock to be issued to the OWP Shareholders
          -----
pursuant to this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable. The certificates for the DoveBid Common Stock when delivered to the OWP Shareholders hereunder will be free and clear of all liens or other encumbrances, other than customary securities law restrictive legends and any other legends referred to in this Agreement.

     3.5  SEC Documents.  DoveBid has furnished to the OWP Shareholders a true
          -------------
and correct copy of DoveBid's Form S-1 Registration Statement as filed with the SEC on March 10, 2000, and, prior to the Effective Time, DoveBid shall have made available to OWP any additional documents filed by DoveBid with the Securities and Exchange Commission ("SEC") (collectively, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent of portions of the SEC Documents that have not yet been completed insofar as the offering contemplated by the SEC Documents has not been completed nor has the Registration Statement yet been commented upon or declared effective by the SEC.

     3.6  No Shareholder Vote Required.   No vote of the shareholders of
          ----------------------------
DoveBid is necessary to approve this Agreement and the transactions contemplated hereby.

     3.7  No Brokers.  DoveBid is not obligated for the payment of fees or
          ----------
expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificates of Merger or in connection with any transaction contemplated hereby or thereby.

                                  ARTICLE IV

                                   COVENANTS

     OWP and DoveBid covenant and agree as follows:

     4.1  Option Grants.  As soon as practicable after the Effective Time,
          -------------
DoveBid shall grant stock options to purchase an aggregate of 110,000 shares of DoveBid Common Stock to the individuals and in the amounts set forth on Exhibit
                                                                        -------
C hereto. The exercise price of such stock options shall be the fair market
-
value of the DoveBid Common Stock as of the Effective Time as determined in good faith by the DoveBid Board of Directors. Such stock options shall be incentive stock options to the extent permissible by law and shall contain the other terms and conditions of DoveBid's standard form of incentive stock option agreement under its 1999 Stock Option Plan.

     4.2  SEC Documents.  Following the consummation of an initial public
          -------------
offering by DoveBid, DoveBid will use its best efforts to timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities and Exchange Act of 1934, as amended so that the provisions of the SEC's Rule 144 may be available to the holders of shares of DoveBid Common Stock that are restricted securities under such rule.

     4.3  License Agreement.  DoveBid shall, within 30 days of the Effective
          -----------------
Time, enter into a licensing agreement with a company established by the OWP Shareholders ("NewCo") with a license containing those terms set forth on Exhibit D to this Agreement, and other normal and customary terms.

     4.4  Customer Contracts.  The Principal Shareholder will use his best
          ------------------
efforts to assign those contracts of OWP listed in Section 4.4 of the OWP Disclosure Schedule to NewCo or, if not so assigned within 60 days of the Effective Time, cause such contracts to be terminated. The Principal Shareholder may continue to work on servicing such contracts on behalf of the Surviving Corporation provided that such work does not involve a time commitment for the Principal Shareholder in excess of one hour per week.

     4.5  Intellectual Property.  Each of the OWP Shareholders shall execute and
          ---------------------
deliver to DoveBid any instrument or other documentation reasonably requested by DoveBid, including without limitation the transfer or assignment of the Technology or Intellectual Property Rights set forth in Section 2.12 of the OWP Disclosure Schedule, to convey or grant exclusive perpetual rights to DoveBid to have and use the Technology and Intellectual Property Rights currently owned by such OWP Shareholder and used in the business of OWP.

                                   ARTICLE V

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF OWP

     The obligations of the Shareholder and OWP with respect to actions to be taken at Closing are subject to the satisfaction or waiver by OWP at or prior to Closing of all of the following conditions.

     5.1  Representations and Warranties; Performance of Obligations.  All
          ----------------------------------------------------------
representations and warranties of DoveBid contained in this Agreement shall be true and complete in all material respects at the Closing with the same effect as though such representations and warranties had been made as of that time; each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by DoveBid at or before the Closing shall have been duly complied with and performed in all material respects.

     5.2  Satisfaction.  All actions, proceedings, instruments and documents
          ------------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by DoveBid and approved by OWP.

     5.3  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of OWP as a result of which the management of OWP deems it materially detrimental to OWP to proceed with the transactions hereunder.

     5.4  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     5.5  Employment Agreements.  DoveBid shall have delivered Employment
          ---------------------
Agreements with the Shareholder, Mike Brors, John Turner and Tod Kessler mutually satisfactory to the parties thereto.

                                  ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF DOVEBID

     The obligations of DoveBid with respect to actions to be taken at the Closing are subject to the satisfaction or waiver by DoveBid at or prior to the Closing of all of the following conditions.

     6.1  Representations and Warranties; Performance of Obligations.  All the
          ----------------------------------------------------------
representations and warranties of OWP contained in this Agreement shall be true and complete in all material respects at the Closing; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by the OWP Shareholders and OWP on or before the Closing, as the case may be, shall have been duly performed or complied with in all material respects.

     6.2  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of DoveBid as a result of which the management of DoveBid deems it inadvisable to proceed with the transactions hereunder.

     6.3  Resignations.  OWP shall provide to DoveBid resignations, effective
          ------------
on the Closing Date, of all of OWP's officers and directors.

     6.4  Satisfaction.  All actions, proceedings, instruments and documents
          ------------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by OWP and approved by DoveBid.

     6.5  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; OWP shall have obtained and delivered to DoveBid such additional consents to the transactions contemplated herein as DoveBid may reasonably request including, without limitation, DoveBid's receipt on or prior to Closing of consents of third parties listed in Section 2.5 of, or elsewhere in, the OWP Disclosure Schedule; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     6.6  Good Standing Certificate or Equivalent.  At it sole discretion,
          ---------------------------------------
DoveBid shall have received evidence satisfactory to it that OWP is validly existing, in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes due by OWP for all periods prior to the Closing have been filed and paid. DoveBid's failure to require or receive such evidence in no way vitiates or affects OWP's or the Principal Shareholder's representations and warranties regarding such matters and DoveBid's reliance on such representations or warranties.

     6.7  Release of Claims.  DoveBid shall have received copies of a Release of
          -----------------
Claims executed by each Shareholder in substantially the form of Exhibit F
                                                                 ---------
attached hereto.

     6.8  Shareholder Consent.  DoveBid shall have received from each OWP
          -------------------
Shareholder a representation letter in the form agreed by DoveBid and OWP.

     6.9  Satisfactory Form of Legal and Accounting Matters.  The form, scope
          -------------------------------------------------
and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be acceptable to DoveBid and its counsel.

                                  ARTICLE VII

                                  TERMINATION

     7.1  Right to Terminate.  This Agreement may be terminated by DoveBid
          ------------------
and/or OWP and the Merger abandoned at any time prior to the Closing, whether before or after approval by the OWP Shareholders: (i) by the mutual written consent of both parties and (ii) by DoveBid and/or OWP if the Effective Time has not occurred by April 7, 2000.

                                 ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

     8.1  Survival of Representations.  All representations, warranties,
          ---------------------------
covenants and agreements contained in this Agreement will remain operative and in full force and effect from the date of this Agreement until the earlier of the termination of this Agreement or the second anniversary of the Closing (except for provisions that by their terms survive for a longer period and except for representations and warranties contained in Section 2.7, which representations and warranties shall survive until the expiration of all relevant statutes of limitations).

     8.2  Agreements to Indemnify.
          -----------------------

          (a)  The following terms shall have the following definitions:

               (i) "Damages" shall mean any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and expenses.

               (ii) "Indemnified Person" shall mean any person that is entitled to indemnification or being held harmless under this Article VIII.

               (iii) "Indemnifying Person" shall mean any OWP Shareholder, on the one hand, and DoveBid, on the other, that is obligated to indemnify and hold harmless the other under this Article VIII.

          (b) Subject to the limitations set forth in this Article VIII, the Principal Shareholder, jointly and severally, and each other OWP Shareholder severally, shall indemnify and hold harmless DoveBid and its officers, directors, agents and employees, and each person, if any, who controls or may control DoveBid within the meaning of the Securities Act from and against
Damages:

               (i) arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by OWP or Shareholder in this Agreement or any certificate, document or instrument delivered by or on behalf of OWP pursuant to this Agreement;

               (ii) resulting from any failure of any OWP Shareholder to have good, valid and marketable title to the issued and outstanding OWP Stock held by such OWP Shareholder, free and clear of Encumbrances (except that any OWP Shareholder other than the Principal Shareholder, in this instance, shall only be severally liable for such OWP Shareholder's failure).

               (iii) any claim by a current or former shareholder of OWP, or any other person, firm, corporation or entity, seeking to assert or based upon: ownership or rights to ownership of any equity interest of OWP, any rights of a shareholder of OWP, including any options, dissenter's or preemptive rights or rights to notice or to vote, any rights under OWP's Articles of Incorporation or Bylaws or other charter documents, any right under any agreement among OWP and any shareholder of OWP or any claim that his or her equity interests or other securities were wrongfully repurchased by OWP; and

               (iv) any claim by any investment banker, broker, finder or other agent in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby resulting from any action or omission of OWP or any shareholder of OWP.

          (c) Any Damages required to be paid by an OWP Shareholder pursuant to this Article VIII may be paid, at the election of such OWP Shareholder, in cash or in shares of DoveBid Common Stock. For any Notice of Claim made prior to the consummation of a firm commitment underwritten initial public offering of DoveBid's Common Stock, the value of a share of DoveBid Common Stock shall be as most recently determined in good faith by DoveBid's Board of Directors prior to the date of such Notice of Claim; thereafter, the value of a share of DoveBid Common Stock shall be shall be as follows: (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 5-day period ending 3 days prior to the date such Notice of Claim was received by the Indemnifying Party; and (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 5-day period ending 3 days prior to the date such Notice of Claim was received by the Indemnifying Party; provided however that the value of a share of DoveBid Common Stock for the purposes of paying Damages under this Article VIII shall not be less than the share amount (subject to adjustments for stock splits and stock dividends) effectively ascribed to the DoveBid Common Stock in reaching the aggregate indemnification limitations of each respective OWP Shareholder as contemplated by Exhibit G.

          (d) Subject to the limitations set forth in this Article VIII, DoveBid hereby agrees to indemnify and hold harmless each OWP Shareholder and each person, if any, who controls or may control an OWP Shareholder within the meaning of the Securities Act from and against Damages arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by DoveBid in this Agreement or any certificate, document or instrument delivered by or on behalf of DoveBid pursuant to this Agreement.

          (e) Indemnification pursuant to this Article VIII shall be the exclusive remedy of an Indemnified Person for any claim for which indemnity may be sought hereunder, provided such indemnification shall not be the sole remedy for damages caused by fraud nor shall the availability of such indemnification limit the right of an Indemnified Person to equitable relief, to the extent otherwise available, for any matter that may otherwise be subject to indemnity under this Article VIII.

     8.3  Limitations on Liability; Exceptions.
          ------------------------------------

          8.3.1 Limitations on Liability. Notwithstanding any other term of this Agreement, in no event shall the OWP Shareholders on one hand or DoveBid on the other hand be liable under this Article VIII for an amount which exceeds the aggregate amount set forth on Exhibit G and no OWP Shareholder shall be liable for an amount that exceeds the amount set forth opposite such OWP Shareholder's name on Exhibit G. In addition, in no event shall any OWP Shareholder other than Rick Boarman be liable under this Article VIII for an amount which exceeds the product of the Damages multiplied by a fraction equal to the number of shares of OWP Common Stock held by such OWP Shareholder immediately prior to the Effective Time (calculated on an as-converted basis) divided by the number of all shares of OWP Common Stock outstanding immediately prior to the Effective Time (calculated on an as-converted basis).

          8.3.2 Exceptions to Limitations on Liability. None of the limitations set forth in Section 8.3.1 shall in any manner limit the liability or indemnification obligations of the OWP Shareholders with respect to fraud or any breach of the representations and warranties made in Sections 2.3, 2.7 and 2.17 hereof or DoveBid with respect to fraud.

          8.3.3 Basket. The indemnification provided for in this Article VIII shall not apply unless the aggregate Damages for which one or more Indemnified Persons seeks indemnification exceeds $25,000. In the event that Damages do exceed $25,000, the Indemnifying Person will indemnify the Indemnified Persons for the entire amount of Damages (including the initially excluded $25,000 of Damages). This
Section 8.3.3 shall not apply to any liability described in Section 8.3.2 above.

     8.4  Third Person Claims.
          -------------------

          8.4.1 Promptly after an Indemnified Person has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person (such claim or commencement of such action or proceeding being a "Third Person Claim") that could give rise to a right of indemnification under this Agreement, the Indemnified Person shall, as a condition precedent to a claim with respect thereto being made against an Indemnifying Person, give the Indemnifying Person written notice of such Third Person Claim describing in reasonable detail the nature of such Third Person Claim, a copy of all papers served with respect to that Third Person Claim (if any), an estimate of the amount of damages attributable to the Third Person Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the Indemnified Person's request for indemnification under this Agreement; provided, however, that the failure of the Indemnified Person to give timely notice hereunder shall relieve the Indemnifying Person of its indemnification obligations under this Agreement to the extent, but only to the extent that, such failure materially prejudices the Indemnifying Person's ability to defend such claim. Within fifteen (15) days after receipt of such notice (the "Election Period"), the Indemnifying Person shall notify the Indemnified Person whether the Indemnifying Person disputes its potential liability to the Indemnified Person under this Article VIII with respect to that Third Person Claim.

          8.4.2 DoveBid shall defend any Third Person Claim, and if DoveBid is the Indemnified Person the costs and expenses incurred by DoveBid in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which DoveBid may seek indemnity. If an OWP Shareholder is an Indemnified Person in respect of such third person claim, the OWP Shareholder may participate in such defense at its own expense. The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Person Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Indemnified Person, and may participate in settlement negotiations with respect to the Third Person Claim. No Indemnified Person shall enter into any settlement of a Third Person Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld), provided, that if the Indemnifying Person shall have consented in writing to any such settlement, then the Indemnifying Person shall have no power or authority to object to any Claim by the Indemnified Person for indemnity under Article VIII for the amount of such settlement; and the Indemnifying Person will remain responsible to indemnify the Indemnified Person for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Article VIII.

     8.5  Representative. Each of the OWP Shareholders approves the designation
          --------------
of and designates the Representative as the representative of the OWP Shareholders and as the attorney-in-fact and agent for and on behalf of each OWP Shareholder with respect to claims for indemnification under this Article VIII and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including, without limitation, the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (b) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article VIII; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each OWP Shareholder with respect to the disposition, settlement or other handling of all claims under Article VIII and all rights or obligations arising under Article VIII. The OWP Shareholders will be bound by all actions taken and documents executed by the Representative in connection with Article VIII, and DoveBid will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any OWP Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative. The OWP Shareholders shall severally indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of Article VIII (including without limitation the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the OWP Shareholders to the Representative pro rata in proportion to their respective equity interests in the companies.

     8.6  Notice of Claim.  As used herein, the term "Claim" means a claim for
          ---------------
indemnification of an Indemnified Person for Damages under Article VIII, and written notice of such a Claim by an Indemnified Person shall be a "Notice of Claim". DoveBid may give a Notice of Claim to the Representative.

     8.7  Contents of Notice of Claim. Each Notice of Claim will contain the
          ---------------------------
following information:

          (a) the Indemnified Person has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against the Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Person under Article VIII); and

          (b) a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Person), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Person's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to the Indemnified Person) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

     8.8  Resolution of Notice of Claim. Any Notice of Claim received by the
          -----------------------------
Indemnifying Person will be resolved as follows:

          (a) Uncontested Claims.  In the event that, within fifteen calendar
              ------------------
days after a Notice of Claim is received by the Indemnifying Person, the Indemnifying Person does not contest such Notice of Claim in writing to the Indemnified Person (an "Uncontested Claim"), the Indemnifying Person will be conclusively deemed to have consented to the recovery by the Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article VIII, including the offset of any such amounts against amounts owed by the Indemnified Person to the Indemnifying Person, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Person for such amount in any court having jurisdiction over the matter where venue is proper.

          (b) Contested Claims.  In the event that the Indemnifying Person gives
              ----------------
the Indemnified Person written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the fifteen day period, then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by the Indemnified Person and the Indemnifying Person or (B) in the absence of such a written settlement agreement, by binding arbitration between the Indemnified Person and the Indemnifying Person in accordance with the terms and provisions of Section 8.8(c).

          (c) Arbitration of Contested Claims.  Each of DoveBid, and the OWP
              -------------------------------
Shareholders agree that any Contested Claim will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor ("J.A.M.S."), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in San Mateo County, California. Either DoveBid or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of
Section 8.8(c) of this Agreement. The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.' panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this
Section 8.8(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

               (i)   Payment of Costs.  DoveBid on the one hand, and the OWP
                     ----------------
Shareholders (through the Representative), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

               (ii)  Burden of Proof.  Except as may be otherwise expressly
                     ---------------
provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

               (iii) Award.  Upon the conclusion of any arbitration proceedings
                     -----
hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to the Representative and DoveBid, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the OWP Shareholders, the Representative and DoveBid, and will include an affirmative statement to such effect.

               (iv)  Timing.  The Representative, DoveBid and the arbitrator
                     ------
will conclude each arbitration pursuant to this Section 8.8 as promptly as possible for the Contested Claim being arbitrated.

               (v)   Terms of Arbitration.  The arbitrator chosen in accordance
                     --------------------
with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                                  ARTICLE IX

                                NONCOMPETITION

     9.1 Prohibited Activities. The Principal Shareholder will not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature other than DoveBid until after the longer of (i) two
(2) years following the Closing Date or (ii) three (months) following the termination of the Principal Shareholder's employment with DoveBid; provided
                                                                    --------
that under no circumstances will this restriction extend beyond three (3) years
----
of the Closing Date:

          (a) engage directly or as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business listed or described on Exhibit G;

          (b) call upon any person who is, at that time, an employee of DoveBid (including the subsidiaries thereof) for the purpose or with the intent of enticing such employee away from or out of the employ of DoveBid (including the subsidiaries thereof), provided that the Principal Shareholder shall be
                       -------------
permitted to call upon and hire any shareholder of his or her immediate family;

          (c) call upon any person or entity which is, at that time, or that has been, within one (1) year prior to that time, a customer of DoveBid (including the subsidiaries thereof) for the purpose of soliciting or selling products or services in competition with DoveBid;

          (d) call upon any prospective acquisition candidate, on the Principal Shareholder's own behalf or on behalf of any competitor of DoveBid, which candidate was either called upon by DoveBid or OWP (including the subsidiaries thereof) or for which DoveBid (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity, provided that the Principal
                                                    --------
Shareholder shall not be charged with a violation of this Section unless and until the Principal Shareholder shall have knowledge or notice that such prospective acquisition candidate was called upon, or that an acquisition analysis was made, for the purpose of acquiring such entity; or

          (e) except in furtherance of DoveBid's business, disclose customers, whether in existence or proposed, of DoveBid or OWP to any person, firm, partnership, corporation or business for any reason or purpose whatsoever excluding disclosure to DoveBid.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Principal Shareholder from acquiring as an investment not more than one percent (1%) of the capital stock of any business whose stock is traded on a national securities exchange or over-the-counter market.

     9.2  Damages.  Because of the difficulty of measuring economic losses to
          -------
DoveBid as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to DoveBid for which it would have no other adequate remedy, the Principal Shareholder agrees that the foregoing covenants may be enforced by DoveBid, in the event of breach by the Principal Shareholder by injunctions and restraining orders.

     9.3  Reasonable Restraint.  It is agreed by the parties hereto that the
          --------------------
foregoing covenants in this Article IX impose a reasonable restraint on the Principal Shareholder in light of the activities and business of DoveBid (including the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of DoveBid; but it is also the intent of DoveBid and the Principal Shareholder that such covenants be construed and enforced in accordance with the changing activities and business of DoveBid (including the subsidiaries thereof) throughout the term of this covenant.

     9.4  Independent Covenant.  All of the covenants in this Article IX shall
          --------------------
be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Principal Shareholder against DoveBid (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by DoveBid of such covenants. It is specifically agreed that the periods stated at the beginning of this Article IX, during which the agreements and covenants of the Principal Shareholder made in this Article IX shall be effective, shall be computed by excluding from such computation any time during which the Principal Shareholder is in violation of any provision of this Article
IX. The covenants contained in this Article IX shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

     9.5  Materiality.  The Principal Shareholder agrees that the covenants in
          -----------
this Article IX are a material and substantial part of this transaction.

                                    ARTICLE X

                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     10.1  Obligations of the Parties.  OWP, the Principal Shareholder and
           --------------------------
DoveBid each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, OWP, the Principal Shareholder and DoveBid each agrees (a) to use their respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this Article X will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by statute, or governmental rule or regulation. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

     10.2  Damages.  Because of the difficulty of measuring economic losses as a
           -------
result of the breach of the foregoing covenants in Section 10.1 and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     10.3  Survival and Termination.  The obligations of the parties under this
           ------------------------
Article X shall survive the termination of this Agreement.

                                  ARTICLE XI

                                    GENERAL

     11.1  Cooperation.  OWP, the OWP Shareholders and DoveBid shall each
           -----------
deliver or cause to be delivered to the other, at such other times and places as shall be reasonably agreed, such additional instruments, and take such additional actions as can be taken without unreasonable expense, as any other may reasonably request for the purpose of carrying out this Agreement. The OWP Shareholders and OWP will cooperate and use their reasonable efforts to have the present officers, directors and employees of OWP cooperate with DoveBid on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to Closing.

     11.2  Successors and Assigns.  Neither OWP nor the Principal Shareholder
           ----------------------
may assign any of its or his rights or obligations hereunder without the prior written consent of DoveBid. DoveBid may not assign any of its rights or obligations hereunder without the prior written consent of the Principal Shareholder, except that DoveBid may assign its rights and obligations hereunder without the prior written consent of the Shareholder in connection with a merger, consolidation or sale of all or substantially all of DoveBid's assets or in connection with a reincorporation, reorganization or other corporate recapitalization, provided that the acquiring or surviving corporation or entity agrees to assume all of DoveBid's obligations under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.3  Entire Agreement.  This Agreement (including the schedules and
           ----------------
exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the OWP Shareholders, OWP and DoveBid and supersede any prior agreement, understanding or discussions relating to DoveBid or the transactions contemplated by this Agreement. Except as otherwise stated herein, this Agreement and the Exhibits hereto may be modified or amended only by a written instrument executed by OWP, the Principal Shareholder and DoveBid, (acting through their respective officers, duly authorized by their Board of Directors and Board of Directors, respectively) and the OWP Shareholders acting through the Representative.

     11.4  Counterparts.  This Agreement may be executed simultaneously in two
           ------------
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same agreement.

     11.5  Expenses.  DoveBid will pay the fees, expenses and disbursements of
           --------
DoveBid and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by DoveBid under this Agreement. OWP will pay OWP's fees, expenses and disbursements of counsel and accountants incurred in connection with the subject matter of this Agreement, provided that the payment and proper accrual of such fees through the Closing Date shall not cause OWP's liabilities (including, without limitation, all liabilities for unpaid taxes) at the Closing Date to exceed the amount of OWP's cash and cash equivalents on such date. The OWP Shareholders shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. OWP shall file, and the Shareholder shall cause OWP to file, all necessary documentation and tax returns with respect to such Transfer Taxes.

     11.6  Notices.  All notices and other communications required or permitted
           -------
hereunder shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party or to an officer or agent of such party (or in the case of the OWP Shareholders by facsimile), as follows:

               (i) If mailed or delivered to DoveBid, to each of the following, using two separate mailings or deliveries:

                     DoveBid, Inc.
                     1241 East Hillsdale Blvd.
                     Foster City, CA 94404
                     Attn: Cory Ravid, Chief Financial Officer

                     DoveBid, Inc.
                     1241 East Hillsdale Blvd.
                     Foster City, CA 94404
                     Attn: Anthony Capobianco, General Counsel

               (ii) If mailed, delivered or faxed to the OWP Shareholders, addressed or faxed to the Representative at his address or fax number set forth on Exhibit I hereto,
   ---------

               (iii) If mailed or delivered to OWP, addressed to it at its address set forth on Exhibit I hereto,
                     ---------

or to such other address (or in the case of the Representative, the fax number) as any party hereto shall specify in writing to the other parties hereto pursuant to this Section 11.6 from time to time. Such notice shall be effective only upon actual receipt.

     11.7  Governing Law; Forum.  This Agreement shall be governed by and
           --------------------
construed in accordance with the laws of the State of California, without giving effect to laws concerning choice of law or conflicts of law. All disputes arising out of this Agreement or the obligations of the parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the California State courts of San Mateo County, California (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over San Mateo County). Each party hereby irrevocably and unconditionally consents to the personal and exclusive jurisdiction and venue of said courts and waives trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

     11.8  Exercise of Rights and Remedies.  Except as otherwise provided
           -------------------------------
herein, no delay of, or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     11.9  Time.  Time is of the essence with respect to this Agreement.
           ----

     11.10  Reformation and Severability.  In case any provision of this
            ----------------------------
Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     11.11  Remedies Cumulative.  No right, remedy or election given by any
            -------------------
term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law, or in equity or by contract.

     11.12  Construction.  This Agreement has been negotiated among DoveBid,
            ------------
OWP, the Shareholders and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement .

     11.13  Captions.  The headings of this Agreement are inserted for
            --------
convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by the respective authorized representatives of DoveBid and OWP and by each Shareholder as of the day and year first above written.

                              ONE WEB PLACE, INC.,
                              a California corporation

                              By: /s/ RICK BOARMAN
                                  ---------------------------------
                              Name:  Rick Boarman
                              Title:  President


                              PRINCIPAL SHAREHOLDER

                                  /s/ RICK BOARMAN
                              _____________________________________
                              Name:  Rick Boarman




                              DOVEBID, INC.,
                              a Delaware corporation

                              By   /s/ ANTHONY CAPOBIANCO
                                 __________________________________
                              Name:  Anthony Capobianco
                              Title:  Vice President and General Counsel